Exhibit 2.03

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of June 1, 2005 by and among TechnoConcepts Inc, a Colorado company (“Techno”), Asante Acquisition Corp., a California corporation and a wholly owned subsidiary of Techno (the “Company”) and Jeff Lin (“Employee”).

WHEREAS, the Company desires to retain the services of Employee; and

WHEREAS, the Employee desires to furnish services to the Company, all as provided herein.

NOW THEREFORE, in consideration of the mutual covenants, representations, and agreements herein contained, the parties, intending to be mutually bound, hereby agree as follows:

1.

Term of Employment

The Company hereby employs Employee and Employee hereby accepts employment with Company for the period beginning on June 1, 2005 and terminating on June 1, 2008.  As used herein, the phrase “employment term” refers to the entire period of employment of Employee by the Company hereunder; whether for the period provided above, or terminated earlier as hereinafter provided, or extended by mutual agreement of the Company and Employee.

2.

Duties of Employee

2.01

General Duties.  Employee shall serve as President of the Company, with such duties as are reasonable and customary for senior executives in the industry in which the Company is engaged.

2.02

Specific Duties.  Employee’s responsibilities shall be to act as the President of the Company, as well as any subsidiary of the Company as may be directed by the Company’s Board of Directors with overall responsibility for all of the day to day activities of each.  Employee shall specifically and without limitation have the responsibility to direct the management, strategies, direction, and policies of these entities.

2.03

Devotion of Entire Time to the Company’s Business.  Employee shall devote such time, ability and attention to the performance of his duties hereunder as shall reasonably be necessary during the term of this Agreement.  Employee shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Company.   In addition, Employee may participate in social, civic or professional associations, provided such activities do not interfere materially with the performance of Employee’s duties under this Agreement.  Notwithstanding the foregoing, this paragraph shall not be construed as preventing Employee from making passive investments in other companies that do not compete, directly or indirectly, with the business of the Company or of any of its then subsidiaries, or (subject to the prior approval of the Company’s Board of Directors, which approval shall not be unreasonably withheld) serving as a board member of other companies and/or investing his assets in such other manner as will not require anything other than incidental services on the part of Employee in the operations or affairs of such entity.

2.04

Uniqueness of Employee’s Services.  Employee hereby agrees the services to be performed by him under the terms of this Agreement are of special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by monetary damages in an action at law.  Employee therefore expressly agrees that the Company in addition to any other rights or remedies which they may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by Employee.

2.05

Loyal and Conscientious Performance of Duties.  Employee agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations either expressly or implicitly required of him by the terms of this Agreement.

3.

Compensation of Employee

3.01

Base Salary.   As compensation for services hereunder, the Company shall pay Employee a base salary (“Base Salary”) during the term of this agreement of $ 150,000 per year, payable in equal bi-weekly payments. The Company shall review Employee’s performance on at least an annual basis and shall make such adjustments to Employee’s Base Salary, as may be approved by the Company’s or Techno’s Board of Directors (whichever is applicable). Such annual adjustment shall be effective as of the payroll payment date nearest each anniversary of the Effective Date, starting in 2006.

4.

Employee Benefits

4.01

Medical, Dental Insurance Coverage.  The Company agrees to include Employee in any hospital, surgical, and medical and dental benefit plan heretofore or hereafter  adopted by it for other employees, at no cost to Employee and his dependents.  To the extent Employee qualifies for required COBRA health continuation coverage (“COBRA Coverage”) upon termination of his employment without cause, Employee shall be entitled to receive COBRA Coverage at no cost to Employee for 12 months, except if Employee is terminated for Cause.

4.02

Medical Examination. If so requested by the Company, Employee agrees to submit himself for an annual physical examination by a physician of his choice, and to provide the Company with results thereof.  The Company shall bear the entire cost of such examination.

4.03

Automobile Allowance. The Company shall provide Employee with a monthly automobile allowance of $ 400.00 per month.

4.04

Other Fringe Benefits.  Employee shall be entitled to any and all other fringe benefits which the Company may provide for its other executive employees as a group, or for the executive employees of the Company’s parent, Techno and for which Employee is qualified.

4.05

Paid Personal Leave.  Employee shall be entitled to paid personal leave in the amount of twenty (20) days per calendar year.  The paid personal leave may be used for either vacation time, or sick leave, or both.  The time or times for any vacation shall be proposed by Employee and approved in advance by the Company.

5.

Business Expenses

5.01

Business Expenses.  It is understood that Employee will incur expenses on behalf of the Company and/or its subsidiaries during the course of his employment hereunder.  The Company will promptly reimburse Employee for all reasonable business expenses incurred by Employee in connection with his employment, including expenditures for necessary and reasonable travel, lodging, and meals upon presentation of supporting receipts, in accordance with the Company’s policies and procedures.  Any expenses which may be disallowed as deductions to the Company by the Internal Revenue Service shall nevertheless be assume by the Company and the Company shall not attempt to recover such expenses from Employee.

6.

Termination of Employment

6.01

Effect or Termination.  Employee’s employment hereunder may be terminated by Employee or the Company as provided in this Section 6 without further obligation or liability except as expressly provided herein or by Employee’s retirement at or after attainment of age 65 (“Retirement”), death or his inability to perform his duties under this Agreement because of a physical or mental illness (“Disability”).  Disability for purposes of this Agreement shall mean mental or physical incapacity or both, reasonably determined by the Board of Directors of the Company based upon a certificate of such incapacity by Employee’s regular physician, rendering Employee unable to perform substantially all of his duties hereunder after a period of 90 consecutive days, or a period of 120 days in any calendar year.

6.03

Termination for Cause.  Employee’s employment hereunder may be terminated for Cause.  “Cause” shall mean: (i) during the term of this agreement a conviction of a felony by a court of competent jurisdiction; (ii)  knowingly causing a material breach of any provision of this Agreement or any employment policies of the Company as the same may be adopted from time to time that is deemed to have caused harm to the business or reputation of the Company and/or any of its subsidiaries; (iii) a breach of Employee’s fiduciary duties of loyalty and care to the Company and/or any of its subsidiaries that is deemed to have caused harm to their respective businesses or reputation; (iv) failure by Employee to discharge his duties in the manner required of other similarly situated officers in the same industry.  Notwithstanding the foregoing, Employee shall not be terminated for Cause pursuant to this Section 6.03 unless and until (i) Employee has received notice of a proposed termination for Cause, which notice states in reasonable detail the basis for the termination, (ii) Employee has had an opportunity to be heard before at least a majority of the members of the Company’s Board of Directors, and (iii) Employee has been provided a period of 30 days to cure the cause of such termination, if such termination is capable of being cured.  Employee shall be deemed to have had such an opportunity if given written notice at least 14 days in advance of such meeting.

6.04

Termination Without Cause.  Employee’s employment hereunder shall be terminated without cause upon thirty (30) days notice for any reason, subject to the payment of any amounts required by Section 3 and Section 7 herein.

6.05

Expiration.  Employee’s employment hereunder shall be terminated upon expiration of the employment term as provided in Section 1.

6.06

Resignation for Good Reason. Employee may resign for “Good Reason” if any of the following events occur:

(a)

A Change of Control, as defined in Section 7.04(b);

(b)

Without Employee’s express written consent, the assignment to Employee of any duties materially inconsistent with Employee’s position, duties, responsibilities and status hereunder, or any subsequent removal of Employee from or any failure to re-elect Employee to any such position; or

(b)

A material reduction of Employee’s Base Salary hereunder. For the purposes of this Section, a “material reduction” shall mean a reduction of more than 20% of Employee’s Base Salary, unless in connection with similar decreases of other similarly situated employees of the Company.

7.

Payments to Employee Upon Termination

7.01

Death, Disability or Retirement.  In the event of Employee’s Retirement, death or Disability, all benefits generally available to employees of the Company as of the date of such an event shall be payable to Employee or Employee’s estate without reduction, in accordance with the terms of any plan, contract, understanding or arrangement forming the basis for such payment.  Employee shall be entitled to such other payments as might arise from any other plan, contract, understanding or arrangement between Employee and the Company at the time of any such event.

7.02

Termination for Cause or Resignation without Good Reason.  In the event Employee is terminated for Cause or Employee resigns for other than Good Reason, neither the Company nor any of its subsidiaries or affiliates shall have any further obligation under this Agreement or otherwise, except to the extent provided in any other plan, contract, understanding or arrangement subject to the payment of any amounts required by Section 3, Section 7, or Section 8 herein or as may be expressly required by law.

7.03

Termination Without Cause or Resignation with Good Reason.  If the Company terminates Employee’s employment other than for Disability or with Cause, or if Employee resigns with Good Reason, then, except to the extent a greater amount is payable to Employee pursuant to Section 7.04, upon the occurrence of a termination without Cause, whether prior to or following the occurrence of a Change in Control, as defined in Section 7.04(b), the Company shall pay to Employee, or in the event of Employee’s subsequent death, to Employee’s surviving spouse, or if none, to Employee’s estate, as severance pay or liquidated damages, or both, a lump sum payment (“Severance Payment”) equal to three hundred sixty (360) days Base Salary prorated based upon Employee’s then annual Base Salary pursuant to Section 3.01 of this Agreement (and any additional compensation to which he is entitled herein).  Such payment shall be payable in 12 equal monthly installment beginning on the 15th of the month following such termination.

7.04

Termination Without Cause or Resignation with Good Reason After a Change in Control.

(a)

In the event of a Change in Control (during the term of this Agreement) due to the purchase of the Company or Techno as defined below which results in Employee being terminated Without Cause or resigning with Good Reason, Employee shall be entitled to receive a lump sum payment (“Severance Payment”) equal to One Hundred (100%) percent of Employee’s most recent annual Base Salary.  However, the total of any payment pursuant to this Section 7.04(a) shall be limited solely to the extent necessary, in the opinion of legal counsel acceptable to Employee and the Company, to avoid the payment of an “excess parachute” payment within the meaning of Internal Revenue Code Section 280G or any similar successor provision. The Severance Payment shall be made not later than the fifth (5th) business day following the event described above. Notwithstanding the foregoing, the Employee may elect to receive payment under this section in twelve (12) equal monthly installments beginning on the 15th of the month follow any such Termination Without Cause or Resignation with Good Reason.

(b)

For the purposes of this Agreement, a “Change of Control” means, and shall be deemed to have taken place, if: (i) any person or entity or group of affiliated persons or entities, including a group which is deemed a “person” by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof first acquires in one or more transactions, one of which is after the date of this Agreement, ownership of 35% or more of the outstanding shares of stock entitled to vote in the election of directors of the Company or Techno; and (ii) as a result of, or in connection with, any such acquisition or any related proxy contest, cash tender or exchange offer, merger or other business combination, sale of all or substantially all of the assets of the Company or Techno or any combination of the foregoing transactions (other than a transaction unanimously approved by the members of the Board of Directors voting thereon), hereinafter referred to as a “Transaction,” the members of the Board of Directors as it was constituted at the time of execution of this Agreement shall cease to constitute a majority of the membership of the Board of Directors of the Company or Techno during the period commencing with the consummation of the Transaction and ending on the first to occur of the first anniversary of such date, or the conclusion of the next meeting of shareholders to elect directors, except to the extent that any new directors during such period were elected or nominated by at least a majority of the members of the Board of Directors as it was constituted at the time of execution of this Agreement as a group as directors (or new directors who were so nominated or elected).  “Ownership” means beneficial or record ownership, directly or indirectly, other than: (i) by a person owning such shares merely of record (such as a member of a securities exchange, a nominee, or a securities depositary system); (ii) by a person as a bona fide pledge of shares prior to a default and determination to exercise powers as an owner of the shares; (iii) by a person who owns or holds shares as an underwriter acquired in connection with an underwritten offering pending and for purposes of their public resale or planned private placement in increments of less than such 25% amount, or; (iv) by the members of the Board of Directors as it was constituted on the date of incorporation, as a group or individually, as of the date hereof or their respective successors.  Without limitation, the right to acquire ownership shall not of itself constitute ownership of shares.

8.

Stock Options

8.01  Effective upon adoption of an Incentive Stock Option Plan by Techno’s Board of Directors, Techno agrees to recommend to the Board of Directors to grant Employee incentive stock options to purchase shares of common stock of Techno having a market value of $2,000,000, at an exercise price equal to the then fair market value of the underlying common stock ("Option Grant") and pursuant both to the terms of that Incentive Stock Option Plan and to that certain Employee/Consultant Stock Option Agreement to be attached hereto and incorporated herein by this reference as Exhibit "A."  Such options shall vest at the rate of 16.66% of the total number of options on each June 30th and December 31st during the term of this Agreement commencing June 30, 2005; provided that this Agreement is in effect as of any of such dates.  The options shall be exercisable six months after the date of vesting.

8.02

If the Company terminates Employee’s employment other than for Disability or with Cause or if Employee resigns with Good Reason, such options shall nonetheless continue to vest according to the vesting schedule set for in Section 8.01, until all such options are vested.

9.

Deferral of Payment

Employee may elect to defer all or any part of his Severance Payment, Base Salary, and any bonus approved by the Board of Directors of the Company until such other time or times as designated by Employee.  The election shall be exercisable by the furnishing of written notice to the Board of Directors no later than the last day of the year prior to the year in which the bonus is payable or the benefit vests. Employee may request the Board of Directors that such deferred amounts  be set aside in trust for the benefit of Employee subject only to claims of the creditors of  the Company and/or its then subsidiaries and to such other terms and conditions required by the Board of Directors and communicated in writing to Employee; provided, however, that this action shall be taken only in the sole discretion of the Board of Directors except in the case of a Change in Control, in which case the Board of Directors shall honor such a request by Employee with respect to any amounts which have been or may be deferred pursuant to this Agreement.  Employee shall be permitted to withdraw his election to defer his Severance Payment, Base Salary and any bonus if the Board of Directors denies his request to have the deferred amounts set aside in such a trust.  Any deferral pursuant to this Section must be accompanied by a statement that Employee acts with the advice of counsel or waives any such representation.

10.

Covenant Not to Compete

10.01

Scope of Covenant.  Employee agrees that he shall not, either directly or indirectly, carry on, participate, or engage in, either as employee, employer, principal, agent, consultant, owner, part-owner, co-venturer, officer, director, shareholder, partner, manager, operator, financier, employee, salesman, or in any other individual or representative or participating capacity, any business which develops or markets products  or services which are the same as, similar to, or competitive with the  products or services of the Company and/or any of its subsidiaries during the term of this Agreement, for a period of three years after the termination of this Agreement for any reason, except as may be approved in writing by Techno’s Board of Directors, which approval shall not be unreasonably withheld.

10.02

Interpretation.  Should any portion or provision of this covenant not to compete be found by a court of competent jurisdiction to be overly broad, it is the express intent of the parties hereto that such provisions shall nevertheless be enforced to the maximum extent permitted by law and shall govern and apply to as much geographical area and/or time duration, not to exceed that which is set forth above, as possible.

10.03

Sale of Goodwill.  Employee hereby acknowledges and agrees that he is an owner of a business entity that has sold all or substantially all of its operating assets together with the goodwill of the business entity to the Company, and that this Agreement is made in connection with that sale. Employee further acknowledges and agrees that the selling business entity conducted its business internationally and that the Company intends to carry on a like business internationally and that, therefore, the restriction set forth in Section 10.01 is reasonable in scope.

10.04

Remedies.  The remedy at law for breach of this covenant being inadequate, the Company shall be entitled, in addition to such other remedies as it may have, to temporary or injunctive relief for any breach or threatened breach hereof without proof of actual damages that have been or may have been caused to it by such breach.

10.05

Breach.  This covenant shall be deemed to be part of this Agreement, and a breach of this covenant shall be deemed to be a breach of this Agreement and all of its attendant obligations, undertakings, and promises.

11.

Confidentiality Provision

11.01 Confidentiality and Inventor's Assignment Agreement.  Employee hereby expressly acknowledges that Employee previously or concurrently executed that certain Confidentiality and Inventor's Assignment Agreement (the "Confidentiality Agreement") pertaining to the Company.  The Company and Employee hereby agree that the terms of said Confidentiality Agreement are incorporated herein by this reference as if set forth in full.

12.

General Provisions

12.01

Notices.  Any notices and other communications hereunder to be given hereunder by each party to the other shall be in writing and may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested.  Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of two (2) days after mailing.  All notices and communications hereunder shall be delivered to the respective parties at the following addresses:  (i) if to Techno Attention Antonio Turgeon, TechnoConcepts Inc., 6060 Sepulveda Blvd. Suite 202, Van Nuys, CA 91411 (ii) if to the Company Attention: Richard Juang, Asante Acquisition Corporation, 2223 Old Oakland Road, San Jose, CA 95131 (iii) if to Employee, Attention Jeff Lin, at the address on file with the Company’s Human Resources Department; or to such other address as the person to whom notice is given may have previously furnished the other in writing as set forth above.

12.02

Applicable Law.  This Agreement shall be interpreted and construed under the laws of the State of California, and it may not be altered or modified except by an agreement in writing, signed by both parties. Captions are for reference only and shall not be used in interpreting this Agreement.

12.03

Arbitration.  Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by final and binding arbitration conducted before a single arbitrator in Los Angeles, California in accordance with the Expedited Labor Arbitration Rules of the American Arbitration Association.  The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16).  The arbitrator shall be a retired judge agreed to by the parties and if the parties shall not agree then a retired judge to be designated by the Presiding Judge of the Los Angeles County Superior Court.  The arbitrator in such action shall have no power to change or modify any provision of this Agreement.  The arbitrator shall have no power to award punitive damages to either party.  Any award or decision obtained from any such arbitration proceeding shall be final and binding on the Company and Employee, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Each party shall bear its own expenses and one-half the aggregate amount of arbitration costs.  Arbitration shall be the exclusive remedy hereunder, provided, however, the Company may institute proceedings for temporary or injunctive and/or other equitable relief in a court of competent jurisdiction pursuant to Sections 2.04, 9.04 and 10.08 herein, pending resolution by arbitration of the actual dispute between the parties.

11.04

Entire Agreement.  This Agreement and any and all exhibits attached hereto supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee hereunder and contain all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

11.05

Partial Invalidity.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

11.06

Binding Effect.  .  This Agreement shall be binding upon the parties hereto and their respective successors, beneficiaries, heirs, assigns and personal representatives.

11.07

Amendments and Waivers.  This Agreement shall not be varied, altered, waived, modified, changed or in any way amended in any of its parts except by an instrument in writing, executed by the parties hereto, or by their legal representatives who are designated in writing prior to any such amendment or waiver.  A waiver by either party of any of the terms of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future or of any subsequent breach thereof.

11.08

Cumulative Remedies.  Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

Executed at Los Angeles, California, effective as of June 1, 2005. Electronically transmitted facsimile signatures shall be deemed valid as originals, and this Agreement may be executed in counterparts.

Asante Acquisition Corp.

Employee

By:_____________________________

____________________________

      Richard Juang, Director

Jeff Lin, an individual

Asante Acquisition Corp.

TechnoConcepts Inc.

By:_____________________________

By:_________________________

      John Hwang, Director

      Antonio Turgeon, CEO